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EXHIBIT 99.1

SEABULK ISSUES SECOND QUARTER GUIDANCE

        Fort Lauderdale, FL, July 18, 2003—Seabulk International, Inc. (Nasdaq: SBLK) today announced that, for the second quarter ended June 30, 2003, it expects to report revenue of at least $78.0 million, income from operations of at least $10.5 million, and depreciation, amortization and drydocking of approximately $16.2 million.

        For the three months ended June 30, 2002, the Company reported revenue of $81.6 million, income from operations of $8.5 million, and depreciation, amortization and drydocking of $16.6 million.

        Average day rates for the Company's anchor-handling tug/supply vessels and supply boats at June 30, 2003 were approximately $5,000 in the Gulf of Mexico, $7,200 in West Africa, $3,600 in the Middle East and $5,200 in Southeast Asia.

        The Company expects to report its full results for the quarter ended June 30, 2003 and file its Form 10-Q on or about August 14, 2003.

        With a fleet of 157 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

        This press release includes "forward-looking" information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

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  EXHIBIT 99.1
SEABULK ISSUES SECOND QUARTER GUIDANCE